I hereby certify this is a
true and correct copy of the original
of the document to which it purports
to be a copy.


DATED March 5, 1996

M.W. McDONALD
A Commissioner for taking
Affidavits in the Supreme
Court of South Australia





                          ACCESS AGREEMENT
                               BETWEEN
                        ANANGU PITJANTJATJARA
                                -AND-
                         JOHN LEONARD NAYLOR
                                -and-
                          PAUL BRYAN INGRAM








                            prepared by:
                           McDONALD & CO.
                               LAWYERS
                       262 - 266 Pirie Street
                      PO Box 3216, Rundle Mall
                          ADELAIDE, SA 5000
                       Phone:    (08) 223 5088
                        Fax:   (08) 223 5290

                                    CONTENTS
CLAUSE  HEADING
   1.   Definitions                                                2
   2.   Interpretation and Other Matters                           5
   3.   Consent                                                    7
   4.   Condition Precedent                                        7
   5.   Initial survey of Licence Area By Explorers                8
   6.   Consideration given by the Explorers                       8
   7.   Notification of Operations                                 9
   8.   Land Entry and Occupation                                 11
   9.   Identification                                            11
   10.  Petroleum Operations                                      12
   11.  Scouting Team                                             13
   12.  Screening and Clearance                                   13
   13.  Effect of Operations on Environment                       17
   14.  Advisory Committee                                        18
   15.  Control of Liquor                                         20
   16.  Removal of Employees                                      20
   17.  Instruction in Aboriginal Culture                         21
   18.  Inspection                                                22
   19.  Exchange of Information                                   23
   20.  Explorers Covenants                                       23
   21.  AP Covenants                                              24
   22.  Rights of Traditional Owners                              25
   23.  Rights of Explorers                                       25
   24.  Reversion of Infrastructure                               26
   25.  Indemnity                                                 26
   26.  Field Development and Production                          27
   27.  Petroleum Production Licence                              27
   28.  Force Majeure                                             28
   29.  Assignment                                                29
   30.  Operations                                                29
   31.  Confidential Information                                  30
   32.  Termination                                               31
   33.  Termination of Activities                                 31
   34.  Consequences of Termination                               33
   35.  Costs and Payments                                        33
   36.  Disputes                                                  34
   37.  Term                                                      34
   38.  Variation                                                 34
   39.  Further Assurance                                         35
   40.  Notices                                                   35
   41.  Approval and Notification                                 35

                             Schedule 1
             Description of AP Land Pursuant to the Act

                             Schedule 2
                   Description of the Licence Area

                             Schedule 3
                Scouting Team Conditions and Payment

                             Schedule 4
               Payments to AP pursuant to Clause 6.1.4

                             Schedule 5
               Payments to AP pursuant to Clause 6.1.5

                             Schedule 6
                   Principles for Agreement re PPL
THIS AGREEMENT is made the 5th day of March, 1996

BETWEEN:

ANANGU PITJANTJATJARA a body corporate constituted under the name by the

Pitjantjatjara Land Rights Act 1981 of South Australia and having its principal office at 37 Bath

Street   Alice  Springs  in  the  Northern  Territory  of   Australia
(hereinafter referred to as "AP") of

the one part

-AND-

JOHN LEONARD NAYLOR and PAUL BRYAN INGRAM both care of McDonald & Co.
262 -

266   Pirie   Street  Adelaide  in  the  State  of  South   Australia
(hereinafter referred to as "the Explorers") of the other part)

Explorers") of the other part


WHEREAS:-


A. AP is the registered proprietor of the AP lands (as hereinafter defined).
B. AP is entitled to occupation of the AP Lands, subject only to the provisions of subsection 15 (3) of the Act (as hereinafter defined).
C. AP has under the Act as its primary responsibility the protection of the Pitjantjatjara ways of life, culture and tradition and in particular Areas of Significance (as hereinafter defined).
D. AP is under the Act authorized to negotiate on behalf of the Traditional Owners of the Land (as hereinafter defined) with the Explorers for the use, occupation and access to the AP lands and has agreed to such use, occupation and access upon the terms and conditions set out herein.
E. The parties agree and acknowledge that compliance with the terms and conditions set out hereunder is essential to the ongoing consent by AP to the Explorers' use, occupation and access to the AP lands.
F. The explorers have lodged an application with the South Australian Department of Mines and Energy for a petroleum exploration licence over the License Area (as hereinafter defined).
G.   The License Area is situated within the AP lands.
H. The Explorers have applied under the provisions of Section 20 of the Act for permission to carry out Petroleum Operations upon the License Area under the terms and conditions of the Petroleum Act.
I. AP has, in accordance with Section 20 of the Act and subject to the condition precedent set out in Clause 4 herein, agreed to grant its permission and consent to

942031'AA0016ASD

2 -

the Explorers carrying out Petroleum Operations on the License Area on and subject to the terms and conditions hereinafter set forth.
NOW THIS AGREEMENT WITNESSES as follows:-

1.   DEFINITIONS

In this Agreement unless the context, otherwise requires, the following words and expressions shall have the following meanings:
the  Act             means the Pitjantjatjara Land Rights Act No.  20
of 1981 of South Australia as amended from time to time together with any regulations made thereunder;

the Advisory
Committee            means  the Advisory Committee constituted  under
Clause 14 hereof;

AP   means Anangu Pitjantjatjara;

the AP lands        means those lands described in the First Schedule
to the Act a copy of which is annexed hereto as Schedule 1;

Areas of
Significance        means any site on the AP Lands that is identified
by the Scouting Team as being of cultural, social or spiritual significance to the Traditional Owners of those areas and includes any "Aboriginal site" as defined by the Aboriginal Heritage Act 1988 (South Australia) and any "significant Aboriginal areas" as defined in the Aboriginal and Torres Strait Islander Protection Act 1984
(Cwth);

the  Explorers       means the party of the second part and  includes
the successors and assigns of each of them PROVIDED that if the Explorers shall incorporate a company under the Corporations Law at any time after the execution of this Agreement, and PROVIDING that the shares in that company are held exclusively by the Explorers, the Explorers may so notify AP in writing and upon such notification the term "Explorers" shall be deemed to include reference to the company so incorporated;

942031\AA0016.ASD

3 -

Licence             means,  as  the context requires,  the  petroleum
exploration licence for which the Explorers have applied to the South Australian Department of Mines and Energy covering the area described in Schedule 2 hereto and any petroleum production licence or pipeline licence issuing therefrom and any renewals and extensions of the same;

Licence Area       means at the date of this Agreement and thereafter
until the grant of the petroleum exploration licence for which the Explorers have jointly applied to the South Australian Department of Mines and Energy, the area more particularly described in Schedule 2 hereto, and subsequent to the grant of the petroleum exploration licence, the area for the time being the subject of the Licence as defined herein;

Licence Year       means each twelve calendar month period commencing
on the date of grant of a PPL and thereafter on each subsequent anniversary of the date of such grant;

the  Minister        means the Minister of Mines and Energy  for  the
State of South Australia, or his successor;

the  Operator        means  the  party of  the  second  part  or  any
additional  or  substituted operator approved by AP under  Clause  30 hereof;

Operational Area   means any part of the Licence Area upon which from
time to time under the terms of this Agreement the Explorers propose to carry out or carry out Petroleum Operations;

PEL means the petroleum exploration licence for which the Explorers have applied to the South Australian Department of Mines and Energy covering the area described in Schedule 2 hereto and any renewals and extensions of the same;

PPL means any one or more petroleum production licence or pipeline licence for which the Explorers may apply and be granted covering an area within the area described in Schedule 2 hereto and any renewals and extensions of the same

Petroleum           has the same meaning assigned to that  expression
in the Petroleum Act. Where the term "Petroleum" is used herein it shall include each and all constituents thereof;

942031 \AAOC I 6.AS D

4 -

the Petroleum
Act   means  the Petroleum Act 1940 of South Australia as amended  or any enactment substituted therefor together with any regulations and subordinate legislation made thereunder;

Petroleum
Operations         means operations carried out pursuant to,  or  for
the purpose of giving effect to, the Licence and, without limiting the foregoing shall include, drilling, geological, geophysical and other exploration activities, and the development, production, gathering, separating, pressure maintenance, dehydrating, heating, treating, processing, handling, transportation, fractionation, storage and marketing of Petroleum produced or to be produced from the Licence Area, including but not limited to, the design, capacity, installation, operation, maintenance, repair and replacement of all facilities required;

Pitjantjatjara     has the same meaning as in the Act;

Scouting Team      means the persons referred to in Clause 11 hereof;

Seismic Lines/
access road
corridor           means a corridor of 1 00 metres on either side  of
a proposed or existing seismic line or access road which has been screened and cleared in accordance with Clause 12 hereof;

to  transfer         means  to  sell,  assign,  transfer,  convey  or
otherwise dispose of; and
"transfer",  "transferred"         and  "transferring"           have
corresponding meanings;

Traditional Owner in relation to the Operational Area means an Aboriginal person who has, in accordance with Aboriginal tradition, social, economic and spiritual affiliations with and responsibilities for, the Operational Area or any part of it;

Work  Site            means any camp site or other living  area,  air
strip, water bore site or drill site in the Licence Area which the Explorers pursuant to the terms of this Agreement propose to locate or locate in an Operational Area and includes any other area in the

942031\AA0016.ASD

5 -
Licence Area (other than the proposed or actual location of a seismic line or access road) in which the Explorers pursuant thereto proposes to carry out or carry out Petroleum Operations.
2.  INTERPRETATION AND OTHER MATTERS

2.1 Unless the contrary intention appears in this Agreement-


2.1.1   monetary references are references to Australian currency;

2.1.2 a reference to an act or regulation includes any amendments to that act or regulation for the time being in force and also to any act or regulation passed in substitution therefor;

2.1.3 the singular includes the plural and vice versa and words importing the masculine gender include the feminine or neuter gender;

2.1.4     a   reference  to  a  person  includes  a  firm,   company,
corporation, authority or body whether incorporated or not;

2.1.5 reference to a Minister, Department, authority, body or person includes the Minister, Department, authority, body or person for the time being performing the functions of such Minister, Department, authority, body or person at the date of this Agreement; and

2.1.6 a reference to the Explorers includes the employees, servants, agents, contractors and sub-contractors of the Explorers engaged for the purposes of the Petroleum Operations and their permitted invitees and any obligation or duty imposed upon the Explorers shall, where the Explorers have engaged an agent, contractor or sub-contractor to undertake any activity which the Explorers are required or authorized to undertake under this Agreement, be construed as an obligation or duty upon the Explorers to procure that its agent, contractor or subcontractor performs that obligation or duty.

942'031\AA0016.ASD

6 -

2.2 The headings in this Agreement shall not be deemed to be a part of this Agreement and shall not be used in its interpretation or construction.

2.3 This Agreement shall be governed by and construed in accordance with the laws of the State of South Australia and each party hereby submits to the jurisdiction of the appropriate courts of that State and the Commonwealth and any Courts competent to hear appeals therefrom.

2.4    The   Clauses  in  this  Agreement  shall  prevail  over   any
inconsistent  provisions  in  any  Appendix  or  Schedule   to   this
Agreement.

2.5 No modification, variation or amendment to this Agreement shall be of any force unless in writing and executed by each party.

2.6 No waiver by a party of any of the provisions of this Agreement shall be binding unless made in writing and any such waiver shall relate only to the specific matter, non-compliance or breach in respect of which it is given and shall not apply to any subsequent or other matter, non-compliance or breach.

2.7 This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

2.8 Each party agrees to execute such deeds and documents and do such further acts and things as shall be necessary to give effect to this Agreement.

2.9 In this Agreement, covenants, conditions or agreements on the part of the Explorers apply to them jointly and severally.

2.10 If any court or other competent authority declares, or if any statute or regulation renders any part of this Agreement ineffective, void, voidable, illegal or unenforceable or if by reason of a declaration by any Court or other competent authority or any statute or regulation this Agreement would, if any part hereof were not omitted herefrom, be ineffective, void, voidable, illegal or unenforceable then:
7 -


2.10.1 that part shall, without in any way affecting the effectiveness, validity, legality or enforceability of the remainder of this Agreement, be severable herefrom and this Agreement shall be read and construed and take effect for all purposes as if that part were not contained herein; and

2.10.2 the parties shall attempt to renegotiate, in good faith, that part.

3.  CONSENT

Subject to the provisions of this Agreement and in particular Clause 4 hereof, AP hereby grants its permission pursuant to Section 20 of the Act to the Explorers carrying out Petroleum Operations under and in accordance with this Agreement upon that part of the AP Lands situate in the Licence Area.

4.   CONDITION PRECEDENT

4.1  Subject to Clause 4.2 hereof this Agreement:

4.1.1 is conditional upon the grant by the Minister of the PEL to the Explorers within six months after the date of this Agreement or such later date as the parties agree in writing; and

4.1.2 has no force and effect if the condition referred to in Clause 4.1.1 is not satisfied.

4.2 Notwithstanding Clause 4.1, this Clause and Clauses 29 and 31 shall be operative upon and from the date of this Agreement.

4.3 If the condition referred to in Clause 4.1.1 is not satisfied AP's consent to the grant of the PEL shall be deemed to have been withdrawn and never to have been given.




942031\AA0016.ASD

8 -


5.  INITIAL SURVEY OF LICENCE AREA BY EXPLORERS

5.1 It is acknowledged between the parties that at the date of execution of this Agreement the Explorers have not been afforded an opportunity to enter upon AP Lands for the purposes of undertaking an initial survey ("the Survey") of the Licence Area.

5.2 Notwithstanding the provisions of this Agreement relating to screening and clearing of Operational Areas, AP acknowledges that, in order to efficiently carry out the purposes of this Agreement, it will be necessary for the Explorers to enter onto the AP Lands to undertake a detailed Survey of the Licence Area and the parties agree that the conditions contained in Clause 12 hereof do not apply to the Survey.

5.3 Within twenty one days of the acceptance by the Explorers of the grant of the PEL, the Explorers shall, pursuant to this Clause 5, provide AP with sufficient details of the proposed Survey to allow AP to determine whether a Scouting Team or Liaison Officer will be required in order for the Explorers to carry out any part or parts of the Survey.

6.   CONSIDERATION GIVEN BY THE EXPLORERS

6.1 In consideration for the permission hereby granted by AP in respect of the carrying out of Petroleum Operations in the Licence Area, the Explorers hereby covenant that:

6.1.1 in the event of an offer being made by the Minister to grant a PEL over the Licence Area subject to reasonable conditions, acceptable to the Explorers, they will accept such offer and take up and hold such PEL; and subject thereto;

6.1.2 the Explorers shall grant to AP such rights and privileges as set out in this Agreement; and


942031\AA0016.ASD

9 -


6.1.3 subject to compliance on the part of AP with its obligations hereunder, the Explorers will comply with the terms and conditions on their part herein contained and shall make payments to AP of the amounts to which AP is entitled from time to time as provided in this Agreement;

6.1.4 subject to Clause 6.1.3 the Explorers shall make payments to AP in relation to Petroleum Operations carried out pursuant to the PEL in accordance with Schedule 4 hereto;

6.1.5 subject to Clause 6.1.3 where a PPL is applied for and granted under Clause 26 herein, the Explorers shall make payments to AP in relation to Petroleum Operations carried out pursuant to the PPL in accordance with Schedule 5 hereto.

7.  NOTIFICATION OF OPERATIONS

7.1 Subject to the provisions of Clause 12. 1 0 hereof, the Explorers shall provide AP at least one month in advance of Petroleum Operations being conducted in the Operational Area particulars in writing of the following parts of the proposed operational program, namely:-

7.1.1   the proposed location of seismic lines and access roads;

7.1.2   the proposed approximate location of Work Sites;

7.1.3 the proposed method of seismic operations and other consequential operations, including exploration drilling and testing and the proposed use of seismic lines and access roads in such operations;

7.1.4   the major items of equipment proposed to be used;

7.1.5 the proposed method of disposal of any waste material arising out of
Petroleum Operations;



942031\AA0016.ASD

10-

7.1.6 the proposed method of minimising environmental disturbance or pollution, including oil spills and blowouts;

7.1.7 the proposed site and nature of any buildings or structures (including pipelines and associated facilities); and

7.1.8 any other aspect of the operational program which is likely to have adverse impact upon or cause substantial disturbance to any part of the AP Lands or the Pitjantjatjara people or their way of life.

7.2 If AP is not reasonably satisfied with the particulars of the Petroleum Operations given pursuant to Clause 7.1 hereof, AP may, prior to the proposed commencement of Petroleum Operations request the Explorers to provide, and the Explorers shall provide, further particulars of such proposed operations insofar as the particulars relate to the impact upon or disturbance to any part of the AP Lands or the Pitjantjatjara people or their ways of life.

7.3 The Explorers shall also give notice to AP if the Explorers at any time propose to implement a substantial change in the existing method of Petroleum Operations.

7.4 In the event that AP has a specific objection to any part of the particulars of the Petroleum Operations supplied by the Explorers under clause 7.1, or to any substantial change therein of which notice has been given under Clause 7.3, AP shall refer such objection to the Advisory Committee within thirty days of being supplied with such particulars or given such notice, and that part of the existing, intensified or changed operational program to which objection is taken shall not commence until the Advisory Committee has reached unanimous agreement. Objection may only be taken where the matter objected to is likely to have an adverse impact upon or cause substantial disturbance to any part of the AP Lands or the Pitjantjatjara people or their ways of life. If no such specific objection is raised within the said thirty day period, AP shall be deemed to have consented to the proposed Petroleum Operations, subject to Clause 12 and other relevant provisions of this Agreement. 942031\AA0016.ASD
8.   LAND ENTRY AND OCCUPATION

8.1 Upon the granting to the Explorers of a PEL in respect to the Licence Area, and until the termination of this Agreement or, (subject to Clause 24 hereof earlier cessation or completion of Petroleum Operations, the Explorers, their contractors, sub-contractors, employees, agents and visitors shall be permitted in accordance with the terms and conditions of this Agreement to:

8.1.1 enter upon that part of the AP Lands situate in the Licence Area at all times and commence and proceed with Petroleum Operations necessary to enable them to carry out their duties in a satisfactory and efficient manner;

8.1.2 construct necessary access roads across AP Lands adjacent to the Licence Area so as to gain access to the Licence Area; and

8.1.3 use and draw water from agreed sources and failing agreement, as determined by the Advisory Committee pursuant to Clause 14.

8.2 AP or any member or any authorized agent of AP possessing written authority for such purposes from AP may specify in writing, upon reasonable grounds, that a person or class of persons may not be permitted access to the Licence Area and the Explorers shall ensure that, as far as is possible within their power, such person or persons shall not enter upon the Licence Area.

9.   IDENTIFICATION

9.1 The Explorers shall cause the Explorers, their contractors, employees, agents and visitors to be issued with an identification card or permit in a form approved by AP which approval will not be withheld unreasonably, containing such reasonable conditions as are specified by AP. It will be the duty of the Explorers to ensure that all people who are engaged directly or indirectly by it and involved in work in the Licence Area obtain and carry such an identification card or permit.

942031\AA0016.ASD

12 -

9.2 AP, or any member or any authorized member of AP possessing written authority for such purposes from AP, shall be entitled to request any person found upon AP Lands to produce the approved identification card or permit.

9.3 If a person is not able to produce the approved identification card or permit or is otherwise unable to satisfy AP or a duly authorized member of AP as to the legality of his or her presence on the AP Lands, AP shall be entitled to cause such person to be removed therefrom.

9.4 The Explorers shall inform all of their contractors, employees, agents and visitors, of the obligation upon them to remain within seismic line access corridors or Work Sites which have been screened and cleared in accordance with clause 12 of this Agreement and to comply with those conditions consistent with this Agreement and set out on the identification cards or permits.

9.5 The Explorers shall supply to AP weekly or at such other intervals as the parties may agree a list of all persons who have been issued with identification cards or permits, or have had their identification cards or permits canceled and other details agreed from time to time.

10. PETROLEUM OPERATIONS

The Explorers shall at all times upon the Licence Area:

10.1 comply with the provisions of the Petroleum Act and the licences granted to them thereunder;

10.2 conduct themselves in accordance with good and accepted oil field practice;

10.3 ensure that their Petroleum Operations cause minimum disturbance to the AP Lands, the Pitjantjatjara people and their ways of life;

10.4 use good and accepted oil field practice to avoid oil spills or blowouts.


942031\AA0016.ASD
13 -

11. SCOUTING TEAM

AP, in consultation with the Explorers, shall arrange for the formation of one or more Scouting Teams which shall be constituted and remunerated in accordance with the provisions set out in Schedule 3 hereof and shall undertake the duties of screening and clearance as set out in Clause 12 hereof.

12. SCREENING AND CLEARANCE

12.1 The parties acknowledge that this Agreement is made for the purpose, inter alia, of providing a workable and effective arrangement to avoid disputes and differences in relation to Areas of Significance.

12.2 In order to protect Areas of Significance, the Explorers shall with the particulars supplied or in the notice given under Clause 7 hereof, request clearance from AP before proceeding with any land based Petroleum Operations in an Operational Area or part thereof which has not already been screened and cleared by AP pursuant to this Agreement or pursuant to any prior agreement entered into between AP and a third party.

12.3      Subject  to  Clause  12.4, upon receipt  of  the  aforesaid particulars or notice, AP shall, in conjunction with the Explorers undertake at the expense of the Explorers and in accordance with this Agreement, the Organization and implementation of a screening program by the Scouting Team of the Operational Area or part thereof referred to in the aforesaid particulars or notice ("the Area to be Screened").

12.4 Where AP receives a request for clearance pursuant to Clause 7 or this Clause 12 in respect of an Operational Area or part thereof and the Operational Area or part thereof has been the subject of prior screening and clearance in accordance with the terms and conditions of any prior agreement entered into between AP and a third party pursuant to section 20 of the Petroleum Act or in accordance with the terms and conditions of the Agreement dated 19 December 1992 between AP and the Minister of Mineral Resources, the AP shall by notice

942031\AA0016.ASD

14 -
in writing, within two (2) weeks of the request so notify the Explorers and such Operational Area or part thereof shall be deemed to have been screened and cleared in accordance with the requirements of this Agreement.

12.5 Subject to religious and/or ceremonial obligations of members of AP, the tasks of the Scouting Team shall be to:

12.5.1 determine whether proposed seismic lines, access roads or Work Sites are likely to be in Areas of Significance;

12.5.2 give advance warning to the Explorers' representative attached to the Scouting Team to enable any representative of the Explorers to relocate parts of seismic lines, access roads, or Work Sites in order to avoid Areas of Significance;

12.5.3 show reasonable diligence in preparing for and carrying out such work, while the Explorers meet their obligations pursuant to this Agreement;

12.5.4 make every reasonable endeavor to proceed with its work at a rate that will avoid any standby of the line clearing and seismic operations.

12.6  The  representative of the Explorers attached to  the  Scouting
Team shall be responsible for marking the track of the proposed seismic lines, access roads and Work Sites and for relocating these where there is a likelihood of Areas of Significance being disturbed by the Petroleum Operations. The male anthropologist appointed by AP shall be responsible for co-ordination of the Scouting Team operations.

12.7 AP shall ensure that any Traditional Owners accompanying the Scouting Team shall have knowledge of the Area to be Screened and shall have sole responsibility on behalf of AP in determining whether there are any Areas of Significance within the Area to be Screened and the Explorers shall ensure that the Area to be Screened is appropriately flagged, including the track of seismic line or access road and the perimeter of a Work Site.
94;!031\AA0016.ASD
15 -


12.8 The Scouting Team and the Explorers will discuss the methods by which the

Explorers may proceed with Petroleum Operations without entering any Areas of Significance.

12.9 In the event that it is necessary to deviate any proposed seismic line or access road, such deviation shall be made as small as possible and any deviated line or road will be returned to the original planned line or road as soon as practicable, bearing in mind the proximity of any Areas of Significance and the need to minimize unduly sharp line deflections. In the event that relocation of a proposed drill site for an exploration appraisal or development well is being considered, any movement of the proposed drill site shall be minimized so far as possible.

12.10 In the event that the Explorers wish to make minor modifications or additions to any part of the program of Petroleum Operations an existing cleared seismic line or access road, or to use any existing water source, the Explorers shall immediately notify AP accordingly and request that the Scouting Team screens such proposed modifications, additions, Work Site or water source in accordance with the provisions of this Agreement. In such case AP shall as soon as possible and in any event not later than seven days after receipt of such request, either notify the Explorers in writing of its consent to such modifications, additions, Work Site or water source, or ensure the commencement by the Scouting Team of the screening of those areas as requested by the Explorers, or refer such notification to the Advisory Committee for its determination and advice.

12.11 The Explorers shall follow the flagged seismic lines and access roads as closely as practicable but in any event shall remain within the Seismic line/access road corridors. Any deviation beyond the Seismic line/ access road corridor shall require a further scouting exercise.

12.12 Upon screening and clearance of an Operational Area or any part thereof by the Scouting Team, the Explorers shall be entitled to commence Petroleum Operations without being required to obtain any further clearance except as

94',!031\AA0016.ASD

16 -

otherwise provided in Clauses 12.10. Where an Operational Area or any part thereof has been screened and cleared subject to compliance with conditions (if any) specified by the Scouting Team, the Explorers shall conduct Petroleum Operations thereon only in accordance with such conditions.

12.13 A representative of the Explorers shall accompany the Scouting Team at all times during its scouting tours and within seven days of the completion of each scouting tour, AP will notify the Explorers in writing of the Scouting Team's decisions concerning the acceptability of proposed locations of the Explorers' seismic lines, access roads and Work Sites. Such notification will specify the proposed locations which have been screened and cleared for use by the Explorers and the conditions (if any) attached to that use.

12.14  The  Explorers  shall  be  absolutely  entitled  to  rely   on
clearances notified by AP pursuant to Clause 12.13 and Petroleum Operations conducted in accordance with such clearances as notified by AP shall foreclose any future claims that such operations interfered with any Area of Significance.

12.15 Neither AP nor any member of the Scouting Team or Teams shall be required to disclose to the Explorers or the Operator the location of, or any cultural information in relation to any area of significance.

12.16 During the term of this Agreement and while Petroleum Operations are conducted within the Licence Area, the Explorers shall engage the services of a Liaison Officer as needed to be nominated by AP whose duties and functions shall include:

12.16.1 lialising between AP and the Traditional Owners and the Explorers with respect to such matters as the parties may from time to time, agree;

12.16.2 coordinating those Traditional Owners from time to time forming part of the Scouting Team; and


94,?031\AA0016.ASD
17 -


12.16.3     liaising with the Explorers during tours by the  Scouting
Team.

12.17 The costs and expenses of employment of the Liaison Officer and the reasonable expenses incurred by him or her in carrying out his or her duties shall be at the expense of the Explorers.

12.18 The parties acknowledge that there is no contractual relationship of any sort whatsoever as between the Explorers and any person employed or engaged by AP to form part of any Scouting Team, and that nothing contained in this Agreement will be interpreted or deemed to constitute any employment or contractual relationship as between such persons and the Explorers. AP will ensure compliance with the Workers Rehabilitation and Compensation Act 1986, the Occupational Health, Safety and Welfare Act 1986, the Income Tax Assessment Act 1936 (Cwth) and any other legislation relevant to the terms or basis upon which AP engages or retains any person pursuant to this Agreement.

13. EFFECT OF OPERATIONS ON THE ENVIRONMENT

13.1 The parties acknowledge that a further purpose of this Agreement is to:

13.1.1 provide a workable and effective arrangement to minimize the physical, ecological and social effects of Petroleum Operations conducted by the Explorers in Operational Areas from time to time;

13.1.2 provide that all reasonable steps are taken to ensure the most effective regeneration of the Operational Areas and any other parts of the AP Land affected by Petroleum Operations; and

13.1.3 ensure observance of all governmental requirements in relation to the environment.





94:2031\AA0016.ASD

18 -

13.2 In order to achieve the objects stated in Clause 13.1 the Explorers undertake to comply with the requirements of the Petroleum Act and in particular to comply with Regulation 16 of the regulations made thereunder.

14. ADVISORY COMMITTEE

14.1 In order to provide for the smooth working of this Agreement and the continuous co-operation of the parties hereto, the parties agree to form an Advisory Committee, consisting of two members appointed by the Explorers and two members appointed by AP. Each member shall have the right to appoint a proxy to attend on his or her behalf and to invite a reasonable number of nonmembers to attend committee meetings having regard to the matters under discussion.

14.2 The Advisory Committee shall meet on a regular basis and in any event whenever any member of either party requests a Committee meeting on twenty one days notice (or such other period as the members may agree) to be given, together with details of agenda to the members of the Committee.

14.3 The Committee shall meet at such place and in accordance with such procedure as the Committee shall determine from time to time and shall keep minutes which shall be supplied to the Explorers and AP.

14.4 Unless otherwise specified, the majority decision of the Advisory Committee shall be the determination of the Committee. In the event of a deadlock the matter will be resolved as a dispute in accordance with Clause 36 and the decision of the arbitrator pursuant to Clause 36 shall become the determination of the Advisory Committee.

14.5 The Explorers shall observe and act in accordance with the decisions of the

Advisory Committee determined in accordance with this Clause 14.







94:2031\AA0016.ASD

19 -


14.6 Costs and expenses incurred by the parties relating to the attendance of their respective members at meetings of the Committee shall be borne equally between the parties unless otherwise determined by the Committee.

14.7 The functions of the Advisory Committee shall include:-

14.7.1 maintaining liaison between the Explorers and the local Pitjantjatjara people;

14.7.2 reviewing the working of this Agreement and the progress of Petroleum Operations hereunder;

14.7.3     making determinations under Clause 12. 1 0 hereof;

14.7.4 receiving and hearing any specific objection or complaint relating to any part of the Petroleum Operations;

14.7.5 making recommendations to the Explorers in relation to the employment and appropriate training of Pitjantjatjara people and other people entering the Operational Areas for the purposes of the Petroleum Operations, and in particular, using its best endeavors to ensure that no incidents occur which degrade, prejudice or besmirch the customs, lifestyle, race or character of the Pitjantjatjara people.

14.8 The parties agree that they will at all times use their best endeavors to carry out the provisions of this Agreement so that Petroleum Operations may be conducted efficiently and with adequate regard to the aspirations and welfare of the Pitjantjatjara people affected by the Petroleum Operations.

14.9 The Explorers shall use their best endeavors in consultation with AP to promote the training referred to in Clause 14.7.5 and to utilize the services of Pitjantjatjara people in connection with the Petroleum Operations.




94:2031\AA0016.ASD

20 -


15. CONTROL OF LIQUOR

15.1 The Explorers note that it is an offense for any person while on any part of the AP Lands to bring, be in possession of or consume any liquor or to give, sell or otherwise provide or supply any liquor to any other person.

15.2 The Explorers shall take all steps practicable in the circumstances to bring the above mentioned prohibition to the attention of all their contractors, employees, agents and visitors.

16. REMOVAL OF EMPLOYEES

16.1 Unless AP otherwise agrees, the Explorers shall take all reasonable steps to ensure immediate removal from the Licence Area or other AP Lands of any contractor, employee, agent, or visitor of any of the Explorers, who:

16.1.1 has recklessly or willfully trespassed on or in any way interfered with any Area of Significance;

16.1.2 has recklessly or willfully moved outside any Seismic line/access road corridor or Work Site;

16.1.3    has  violated  any  of  the  conditions  set  out  on   the
contractors employee's, agent's or visitors identification card or permit;

16.1.4 has brought onto or been in possession of or consumed liquor on the AP Lands, has acted in a drunken or disorderly manner on the AP Lands, or has, on or outside the AP Lands, supplied liquor to residents of the AP Lands otherwise than for consumption on licensed premises outside the AP Lands;

16.1.5 has behaved in a manner demonstrating disrespect for Pitjantjatjara culture and tradition or in a manner offensive to the Pitjantjatjara people,


942031\AA0016.ASD

21

in circumstances in which the person knew or ought reasonably to have known such behavior to be disrespectful or offensive.
16.2 In the event of a dispute between AP and the Explorers as to whether a person has acted in a manner justifying removal from the Licence Area the matter shall be referred to the Advisory Committee for determination.

17. INSTRUCTION IN ABORIGINAL CULTURE


17.1 The Explorers shall promote among non-Aborigines employed in Petroleum

Operations, a knowledge, understanding and respect for the tradition, language and culture of the Pitjantjatjara people.

17.2 The Explorers shall ensure that:

17.2.1 all non-Aboriginal employees and personnel are given appropriate instruction on aspects of Pitjantjatjara traditions, history and culture by way of background and orientation;

17.2.2 all "on-site" supervisory staff are given an initial course and periodic refresher courses of a more comprehensive and advanced nature than the instructions envisaged in Clause 17.2.1 above.

17.3 The Explorers shall consult and have regard to the views of AP in relation to the formulation and presentation of the instruction and courses referred to in Clause 17.2 hereof. AP shall, whenever requested by the Explorers to do so, give all reasonable assistance to the Explorers in attaining the objectives of this Clause 17 and shall be reimbursed by the Explorers for all reasonable expenses incurred by it in so doing.








942031\AA0016.ASD

18.  INSPECTION

18.1 The Explorers shall, subject to AP giving reasonable prior notice to the Explorers, permit AP or its agents at reasonable times to inspect any aspect of the Petroleum Operations which affect an Operational Area or any part of it, and take all such steps as are reasonably necessary in order to establish whether such operations are being carried out in accordance with the Agreement PROVIDED THAT AP or its agents shall observe all reasonable directions of the Explorers with respect to health and safety whilst in the Licence Area.

18.2 All information obtained by AP pursuant to this Clause shall, unless disclosed with the consent of the Explorers, be confidential while the Licence Area or any part thereof to which it relates remains under the PEL held by the Explorers and then for a period of two years following the cessation of Petroleum Operations or for so long as the Explorers are entitled to enter upon or occupy any part of the Licence Area, whether pursuant to this Agreement, the PEL or any subsequent PPL, whichever is the later.

18.3 Subject to prior notice being given by AP where the Explorers are required to make any payments to AP under this Agreement the Explorers shall permit an independent auditor appointed by AP at all reasonable times and places to inspect and take extracts and copies from the books, accounts, financial and other records of the Explorers relating to the payments and the basis thereof. All costs in respect of such audit shall, subject to certain provisions contained in Schedule 5 hereto, be to the account of AP. The parties shall take all reasonable steps to ensure that any information obtained by an auditor under this Clause 18.3, shall remain confidential.








942031\AA0016.ASD
23 -


19. EXCHANGE OF INFORMATION

19.1 The Explorers shall provide AP with copies of such information, data, reports and applications to any governmental authority or authorization received from any governmental authority in relation to the Petroleum Operations, as may affect the Traditional Owners or as may be required by AP to property fulfill its obligations under this Agreement subject to Clause 27 and
Schedule 6 herein. Provided that the Explorers shall not be required to provide AP with geological, geophysical and engineering data generated in respect of the Petroleum Operations.

19.2 AP shall provide the Explorers with such information, data and reports relating to the existence and position of Operational Areas or part thereof that have been screened and cleared pursuant to any prior agreement with any third party.

19.3 The information referred to in this Clause, unless disclosed with the consent of the Explorers or AP as the case may be, shall be confidential while the Licence Area or any part thereof to which such information relates remains under the PEL or subsequent PPL held by the Explorers and then for a period of two years following the cessation of Petroleum Operations or for so long as the Explorers are entitled to enter upon or occupy any part of the Licence Area, whether pursuant to this Agreement, the PEL or any subsequent PPL, whichever is the later.

20.  EXPLORERS COVENANTS

The Explorers covenant with AP that in connection with the conduct of Petroleum Operations by them on the Licence Area they shall:

20.1 keep each Work Site to the minimum area considered necessary to conduct efficient Petroleum Operations;

20.2  take all proper precautions to reduce fire risk on the  Licence
Area;
942031\AA0016.ASD
24 -


20.3 not make any break in any of AP's fences without either promptly installing an adequate gate or making good the break;

20.4 ensure all well sites are capped or sufficiently fenced off after drilling so as to prevent injury to persons or stock.


21. AP COVENANTS


21.1 AP covenants with the Explorers and each of them that AP shall:

21.1.1
notinterferewiththeconductofPetroleum0perationsupontheLicence    Area
except in accordance with this Agreement or any other agreement between the parties;

21.1.2 not lodge or make any objections to the granting to the Explorers of the PEL for which the Explorers have applied under the Petroleum Act in respect of the Licence Area, or, subject to the Explorers complying with this Agreement, to the granting to them of any renewal or extension thereof or of a PPL.

21.2 AP further covenants that it has made a full and proper search for the Traditional Owners of the Licence Area and that in negotiating and entering into this Agreement it has complied fully with its obligations under the Act to act in the interests and on behalf of all the Traditional Owners of the Licence Area and acknowledges that the Explorers have entered into this Agreement on that basis and hereby indemnifies and keeps indemnified the Explorers in respect of any loss, damage or delay occasioned by any future claim made, pursuant to the Native Titles Act 1993 (Cwth), and/or the Native Title (South Australia) Act 1994 by a third party or third parties in respect of the Licence Area.







942031\AA0016.ASD
25 -


22.  RIGHTS OF TRADITIONAL OWNERS


22.1 The Explorers acknowledge that the members of AP have the right except where their presence may cause danger to health and safety, or where their presence may interfere with the conduct of efficient Petroleum
Operations:

22.1.1 to move freely throughout the Operational Areas including all roads thereon;


22.1.2 to establish residence within reasonable proximity to other residences in any place in the Operational Areas where other people reside;

22.1.3 to pursue customary and traditional activities in the Operational Areas.

22.2 AP, its members and agents shall be permitted the use of all roads constructed for the purpose of Petroleum Operations provided such use does not interfere with the conduct of efficient Petroleum Operations.

22.3 The use of roads in accordance with this clause shall be subject to reasonable control by the Explorers for the purpose of safety and to priority of use by the Explorers for the purposes of Petroleum Operations.

23.  RIGHTS OF EXPLORERS

Subject to this Agreement the Explorers shall have the right to conduct Petroleum Operations in the Licence Area in accordance with the terms of this Agreement freely and in an efficient manner without disturbance or interruption from AP, in order to discharge their legal obligations and duties in respect thereof, in particular under the Petroleum Act and the Licence and any other legislative or administrative requirements relating to the carrying out of Petroleum Operations.






942031\AA0016.ASD
26 -


24.  REVERSION OF INFRASTRUCTURE

24.1 Within the period of twelve calendar months, or such other time as may be agreed between the parties, after of the Explorers cease to have any right to conduct operations pursuant to the PEL under the Petroleum Act in the Licence Area, and they hold no other tenements under the Petroleum Act in the Licence Area the Explorers shall remove from the Licence Area all infrastructure or facilities constructed for the purposes of Petroleum Operations, which are capable of removal other than those which AP agrees may remain thereon.

24.2 In the event that AP agrees that any or all of the infrastructure or facilities are to remain, the Explorers shall not be liable for any state or condition of repair for such infrastructure or facilities not removed from the Licence Area and AP hereby waives and releases the Explorers from any claim demands costs or expenses made or incurred by AP in respect of such infrastructure or facilities and will indemnify the Explorers against any claims demands suits or proceedings of any third party arising out of the state or condition of repair of such infrastructure or facilities.

24.3 Any infrastructure or facilities AP does not agree should remain and are not removed by the Explorers within the period of twelve calendar months as aforesaid shall become the property of AP without any payment or assumption of any mortgage, lien or charge thereof on the part of AP or any other Pitjantjatjara person association or body.

24.4 Upon acquisition by AP of such infrastructure or facilities, AP shall become responsible for the maintenance thereof and shall maintain where necessary, repair and renovate such facilities as required. AP may charge persons using facilities a rental for the use thereof.

25.  INDEMNITY

Subject to Clause 12.17 herein, AP and its employees, agents and contractors shall be indemnified by the Explorers in respect of all actions, suits, claims, demands, or

94@2031\AA0016.ASD
27 -

costs of third parties arising out of or in connection with any work carried out by or on behalf of the Explorers pursuant to this Agreement or relating to AP's activities except where such action, suit, claim, demand or cost arises out of the negligence or willful act or omission of AP, its employees, agents or contractors.

26.  FIELD DEVELOPMENT AND PRODUCTION

The parties acknowledge that at any time during or after completion of the Petroleum Operations carried out pursuant to a PEL, the Explorers may wish to apply for a PPL under the Petroleum Act in respect of the whole or any part of the Licence Area. In the event of the Explorers so applying, and a PPL being granted by the Minister, unless the parties otherwise agree, the provisions of this Agreement including the Principles of Agreement contained in Schedule 6 shall apply in relation to the conduct of Petroleum Operations on the PPL so granted.

27.    PETROLEUM PRODUCTION LICENCE

27.1 Where the Explorers intend to make application for a PPL within the Licence Area pursuant to the Petroleum Act, the Explorers shall notify AP of their intention to lodge such application, at least 30 days prior to lodgment with the Minister and shall at that time provide to AP technical and financial data as set out in Schedule 6 herein.

27.2 Where notification is received by AP pursuant to Clause 27.1 herein AP shall, subject to the terms and conditions set out in
Schedule 6 herein and in particular upon the payment of past exploration expenditure as provided for in that Schedule 6, be entitled to elect to take up to a maximum 10% participatory interest in any Joint Venture in respect of the PEL PROVIDED HOWEVER THAT if AP elects to take up any participatory interest, that participatory interest must be not less than 1%.

27.3 Where the Explorers make application for the grant of a PPL pursuant to the Petroleum Act they shall forward a copy of that application and all relevant supporting documentation to AP and AP shall, to the extent required by the Act

942031\AA0016.ASD

28 -
consent to the grant of the PPL where the application is in accordance with the terms contemplated in this Agreement.

27.4 Where the Minister grants to the Explorers a PPL the provisions of this Agreement mutatis mutandis shall apply in respect of any work or activities conducted by the Explorers within the Licence Area for so long as the PPL shall exist and any obligations on the parties pursuant to the Act shall be deemed to have been met.

28.  FORCE MAJEURE

28.1 In the event that the performance of this Agreement by either party is prevented or delayed in whole or in part by acts of God, flood, fire or damage caused by lightning, storm or tempest, unseasonable rains, strikes, lockouts or other industrial disturbances, dots, blowouts, laws, rules, regulations, or directions of a governing body having jurisdiction over the Licence Area, religious or other ceremonial activities of members of AP, inability to obtain equipment or material or any other causes which by the exercise of due diligence that party is unable to prevent or overcome ("force majeure"), this Agreement shall nevertheless continue and remain in force and effect but that party shall not be in default hereunder for as long as it continues to be prevented or delayed as aforesaid by such force majeure and the time within which such party is required to perform any work to satisfy any obligation hereunder shall be extended by a period equivalent to that during which such prevention or delay continues provided that:

28.1.1 the cause of the force majeure as far as possible shall be remedied with all reasonable dispatch by such party;

28.1.2 neither party shall be required to settle any strike, lockout, or other industrial disturbance on terms that it does not regard as satisfactory.




942031\AA0016.ASD
29 -


28.2 The party affected by any event of force majeure as aforesaid shall forthwith give notice in writing thereof to the other party of the occurrence of such event and the cessation thereof.

29,     ASSIGNMENT

29.1 Except as otherwise provided in this Clause 29, the Explorers shall not transfer the whole or any part of its interests, rights or obligations under this Agreement.

29.2 The Explorers may transfer the whole or any part of their interests, rights or obligations under this Agreement subject to the conditions hereinafter specified, to any financially responsible person or persons or corporation (having regard to the extent of the financial obligations to be assumed by the proposed transferee) selected by the Explorers. The conditions of such transfer are:

29.2.1 AP has given its consent in writing to such transfer, which consent shall not be unreasonably withheld, and if there are no grounds for reasonably withholding such consent, then such consent shall be given as expeditiously as possible and in any event not more than 30 days from the date of notification of the proposed transfer. If AP withholds its consent, such withholding must be accompanied by a written notice stating in detail the reasons therefor and such notice shall be given as expeditiously as possible and in any event not more than 30 days from the date of notification of the proposed transfer;

29.2.2 the proposed transferee shall execute in favour of AP an agreement of covenant undertaking to observe and comply with all the obligations of the Explorer to this agreement.

30.  OPERATIONS

30.1 For the purposes of fulfilling their obligations under the Licence, the Explorers may exercise all their rights and perform all their obligations under this Agreement through an Operator. The Explorers may from time to time request

94@2031\kAO016.ASD

30 -

the approval of AP to the appointment of an Operator and such approval shall not be unreasonably withheld. AP shall notify its approval or disapproval of such an Operator within 28 days of receipt of such request (and no such appointment shall take place until such approval is given). AP shall be entitled to deal with the Operator as though AP were dealing with the Explorers.
30.2 AP shall be entitled to select and engage all such employees, agents and independent contractors as are necessary and desirable for the carrying out of any or all of its obligations under this Agreement

31. CONFIDENTIAL INFORMATION

31.1 Neither AP nor the Explorers shall advertise, publish or release to anyone other than a party any information concerning this Agreement or any matter or thing done or required to be done pursuant thereto. All information supplied pursuant to this Agreement by one party to this Agreement to the other party to this Agreement (including all information relating to Areas of Significance) shall be confidential and shall not be released by either party without the other party's written consent PROVIDED HOWEVER THAT:

31. 1.1 the Explorers shall be free to make -such reports as may be required either by the rules of any Stock Exchange in Australia or elsewhere on which the shares of such Explorer are listed or by the laws and regulations of any government or governmental agency having jurisdiction over such matter or Explorer;

31.1.2 the Explorers may disclose such information except information identifying Areas of Significance to a third party in connection with bona fide discussions regarding a proposed sale of all or part of such Explorers' interest in the Licence to that third party or when necessary in connection with efforts to obtain funds to carry out such Explorers' responsibilities hereunder but all such disclosures shall be made on a confidential basis; and


942031\AA0016.ASD

31 -

31.1.3 AP or the Explorers may disclose such information to any of its bona fide consultants subject to their agreeing to be bound by the provisions of this Clause 31.

32. TERMINATION

32.1 AP may terminate this Agreement by giving to the Explorers three months notice in writing only on the following conditions:

32.1.1 in the event that the Explorers fail to pay any monies due to AP and such default continues for more than 30 days after receipt of notice of failure to pay, except in the case where a bona fide dispute as to the liability or amount of monies payable has arisen;

32.1.2 if the Explorers are in breach of any term or condition of this Agreement and, if such breach is capable of being remedied, fail to remedy or commence to remedy such breach within 30 days after receipt of notice given by AP in writing of such breach.

32.2 It is specifically agreed and understood that this Agreement shall not terminate because of any change or reduction of AP,s entitlements to payment under any PEL or PPL covering the Licence Area or any part thereof, so long as the Explorers are in compliance with the terms hereof.

33.  TERMINATION OF ACTIVITIES

33.1 The Explorers shall notify the AP one month prior to any surrender of the PEL (or PPL) pursuant to the Petroleum Act.

33.2 A surrender under Clause 33.1 is effective on and from the date the PEL (or PPL) is effectively surrendered pursuant to the Petroleum Act.





942031\AA0016.ASD

32 -

33.3 In the event of such surrender by the Explorers, the consent of AP to the grant of the PEL (or PPL) shall be deemed to be withdrawn and to be of no effect as of the effective date of surrender.

33.4 The Explorers shall cease Petroleum Operations immediately the PEL (or PPL) expires or is surrendered, withdrawn, revoked or canceled.

33.5 Upon the surrender withdrawal revocation or cancellation of the PEL (or the PPL) as the case may be:

33.5.1 the Explorers shall pay to AP all monies then payable or accrued which are due to it pursuant to this Agreement;

33.5.2 except to the extent that entry or occupation is required for the purposes of Clause 24 the Explorers, their employees, servants, agents contractors and/or sub-contractors shall immediately and permanently leave the Licence Area; and

33.5.3 each party shall remain liable to the other party in respect of any liability it has to the other as a consequence of any prior breach of this Agreement;

33.5.4 nothing in this Agreement shall be construed as imposing an obligation on the Explorers to carry out or complete the Petroleum Operations;

33.5.5 except as provided in Clause 34 this Agreement shall terminate when the parties have complied with Clause 33, the PEL (or
PPL) has terminated or has been surrendered, withdrawn, revoked, canceled, as the case may be, whichever occurs earlier;

33.5.6 the parties obligations under Clauses 13.2, 18.2, 19.3 shall to the extent referred to therein survive any termination of this Agreement.



94,?031\AA0016.ASD
33 -

34. CONSEQUENCES OF TERMINATION

Upon termination of this Agreement pursuant to Clause 33 hereof:
34.1 the rights of the Explorers hereunder, unless otherwise provided in this Agreement, shall thereupon cease without prejudice to any liability in respect of any antecedent breach or default under this Agreement;

34.2 the Explorers shall, without prejudice to their obligations under Clauses 13 and

24.1 hereof, be relieved of all obligations under this Agreement except those obligations which arose prior to the date of such termination.

35.  COSTS AND PAYMENTS

35.1 The Explorers shall not be liable to pay the wages and expenses of persons employed by AP, to the extent that such wages and expenses are already funded by a State or Commonwealth Government.

35.2 AP shall prepare and provide to the Explorers on a monthly basis or at such other times as may be agreed between the parties, detailed accounts in respect of scouting activities undertaken by the Scouting Team at the request of the Explorers in accordance with the schedule of fees set out in Schedule 3 hereto and, in the absence of any dispute as the amount so claimed by AP, the Explorers shall within thirty days of receipt of such invoice, pay to AP the amount claimed.

35.3 The Explorers shall make payment to AP of amounts in respect of:

35.3.1            Exploration   payments  in  accordance   with   the
provisions of Schedule 4 herein;

35.3.2            Compensation  payments  in  accordance   with   the
provisions of Schedule 5 herein;


942031\AA0016.ASD

34 -

35.3.3 Annual advance payments and/or dividends payments in accordance with the provisions of Schedule 6 herein.

35.4 In the event of a dispute as to the amount or amounts claimed or payable pursuant to Clauses 35.2 and 35.3 herein, the matter shall be referred to the Advisory Committee for resolution and in the absence of agreement the matter shall be referred for arbitration in accordance with Clause 36 hereof.

36. DISPUTES

36.1 Subject to the Act, if any dispute or difference arises between the Explorers and AP in connection with this Agreement, or the rights, duties or obligations of any party hereunder, the parties shall meet to discuss the dispute or difference and endeavor to amicably resolve such dispute or difference by themselves.

36.2 If after discussions the parties are unable to resolve such dispute or difference, the matter shall be referred to arbitration. The arbitrator shall be agreed upon between the parties hereto and failing agreement within one month of one party giving notice of intention to arbitrate to the other, shall be nominated by the President for the time being of the Law Society of South Australia.

37.  TERM

This Agreement shall commence on the date first appearing herein and shall continue for the duration of any PEL held by the Explorers in respect of the Licence Area or, in the event of application by the Explorers for, and grant to the Explorers of, a PPL or PPLS, for the duration of the PPL, PPLs or until terminated in accordance with Clauses 32 and 33 herein.

38.  VARIATION

The parties may from time to time by agreement in writing add to, substitute for, cancel or vary any of the provisions of this Agreement for the purpose of more efficiently or satisfactorily implementing or facilitating any of the objects of this Agreement.

94:2031\AA0016.ASD

35 -

39. FURTHER ASSURANCE

Each of the parties hereto will sign, execute, make and do all such assurances, documents, acts and things as may be necessary for effectually carrying out the terms of this Agreement.
40. NOTICES

Any notice, request or other demand or writing required or permitted to be given hereunder may be duly served or at the option of the party giving the notice may be validly and sufficiently given if sent by telex, telegram, facsimile or post addressed to:

40.1 In the Case of the Explorers to: Messrs. Naylor & Ingram c/- McDonald & Co
262-266 Pirie Street
PO Box 3216 Rundle Mall
ADELAIDE SA 5000
Fax (08) 223 5290

40.2     In the case of AP to:
Anangu Pitjantjatjara
PO Box 2584
ALICE SPRINGS NT 5750
Fax:     (089) 526 371

41.  APPROVAL AND NOTIFICATION

The parties agree to notify the Minister of the terms and conditions of this Agreement forthwith.

WITNESS WHEREOF the parties hereto have set their hands and seals the day and year first hereinbefore written.


36 -

THE COMMON SEAL of
ANANGU PITJANTJATJARA
was hereunto affixed with the
authority of the executive Board in the presence of five members thereof, who hereby certify that this act is done in conformity with a resolution of Anangu Pitiantjatjara and the provisions of the Pitjantjatjara Land Rights
Act 1981:




SIGNED by the said
JOHN LEONARD NAYLOR
and PAUL BRYAN INGRAM
in the presence of:

/s/ John Leonard Naylor
/s/ Paul Bryan Ingram


Witness

37



Schedule I


Description of the AP Lands as contained in the First Schedule to the
Act:

(a)   The North West Reserve, blocks 915, 948, 953, 964, 1018,  1019,
1031, 1032 and 1217, Out of Hundreds;

(b)  Section 462, Out of Hundreds;

(c) Pastoral blocks 1033, 1058, 1060 and 1074 and Section 1280, Out of Hundreds;

(d)  Pastoral blocks 863, 900, 907, 908 and 1165, Out of Hundreds;

(e)  Pastoral blocks 1034 and 1202, Out of Hundreds;
(f)  Pastoral blocks 1036, 1037, 1038 and 1077, Out of Hundreds;
(g) The land in respect of which partial surrender No. 4603197 and partial surrender No. 4603198 were registered in the Register of Crown Leases.








38

Schedule 2

Description of Licence Area
All that part of the State of South Australia bounded as follows -

Commencing at a point being the intersection of latitude 27000'S and longitude 133000'E thence east to the eastern boundary of the Pitjantjatjara Lands, thence generally southerly and westerly along the boundary of the said Lands to longitude 133000'E, and north to the point of commencement, all the within latitudes and longitudes being geodetic and expressed in terms of the Australian Geodetic Datum as defined on page 4984 of Commonwealth Gazette No. 84 dated October 6, 1966.



AIREA:        6258 square kilometers approximately.








39

Schedule 3

1. AP will provide a Scouting Team or Teams to undertake screening and clearing of Petroleum Operations within the Licence Area if and when the requirement arises in accordance with Clause 7 of this Agreement. The composition of the Scouting Team or Teams may vary from time to time as determined by AP in consultation with the Explorers provided that the Scouting Team or Teams will at no time comprise more than four male and four female members of AP.

2. AP will ensure that both a male and/or a female anthropologist are available to join the Scouting Team depending on the part of the Licence Area under consideration at any given time and the Area or Areas of Significance that may be therein.

3. The male anthropologist appointed by AP will coordinate the Scouting Teams provided for in Clause 11 of the Agreement and will be responsible for conveying the results of the Scouting Team's determinations and assessments of the Explorers Petroleum Operations under the terms of this Agreement.

4. Subject to this Agreement, AP will ensure that the Scouting Team is available to undertake additional anthropological assessment in respect of campsites and bore sites as and when such sites are required by the Explorers in the course of carrying out the Petroleum Operations. Where such additional anthropological assessment is required, AP will ensure that the Scouting Team operates on a regular work schedule that coincides with the work schedule of the Explorers.

5.    AP  will  arrange suitable camping facilities for the  Scouting
Team.

6. AP will ensure that a Traditional Owner or Owners (but in any event not exceeding three persons) with first hand knowledge of Areas of Significance in the particular Operational Area, together with the appropriate support equipment, are available for Scouting purposes.



942031\AA0017.ASD

40

7. AP will provide an all terrain four-wheel drive vehicle for use by the Scouting Team while it is undertaking the anthropological assessment and thereafter for use by the Liaison Officer in carrying out his or her duties pursuant to this Agreement. Provided however that in the event that the Scouting Team and the Liaison Officer are both doing work associated with the Scouting Operations at the same time, they will share the use of the vehicle.

8. The said vehicle will be insured by AP and equipped by AP with sufficient spare parts.

9. AP will cause a log-book to be kept and will ensure that the following information is recorded in the log book in relation to the use of the 4 WD vehicle:
(a)     date;

(b)  place of departure;

(c)  destination;

(d)  reason for the journey;

(e) name of driver; and number of kilometres traveled in respect of each occasion that the 4 WD vehicle is used for or incidental to the carrying our of the Scouting Operations and will make the log-book available to the Explorers upon request.

10. The Explorers will reimburse AP for its costs in:

(a)  employing  the services of the persons comprising  the  Scouting
Team;

(b) providing food to the Scouting Team; and

(c) providing a 4 Wheel drive vehicle for use by the Scouting Team in accordance with the scale set out in paragraph 12 herein.

11. In the event that there are at any time more than three Traditional Owners forming part of the Scouting Team the Explorers shall not be responsible for the expense of the additional persons in such group, unless otherwise agreed between the parties.




942031\AA0017.ASD

41



12. Remuneration

12.1     Scouting Team Members:

12.1.1     Consultant   fully  qualified   anthropologists   -   Duty
rate$320.00 per day

12.1.2   AP Member (max. four male and four female at any one time)
Duty rate                                             $135.00 per day

12.2 Food for Scouting Team:
The Explorers will pay AP the sum of $30.00 Per day by way of food allowance in respect of each member of the Scouting Team for each day that such member is on duty in the Licence Area or traveling to or from the Licence Area.

12.3 Four Wheel Drive Vehicle:

The Explorers will pay to AP the sum of 55 cents per kilometer in respect of the total number of kilometers recorded in the log-book as having been traveled by the 4 wheel drive vehicle where the vehicle was being used by the Scouting Team or the Liaison Officer for or incidental to the carrying out of the Petroleum Operations, provided that the Explorers will not be required to pay the abovementioned rate per kilometer in respect of kilometers recorded in the log-book unless the information referred to in paragraph 9 hereof has been recorded to the satisfaction of the Explorers.








942031\AA0017.ASD

42 -



Schedule 4

Payments to AP pursuant to Clause 6.1.4 of the Agreement in respect of
Petroleum Operations under the PEL

1.  The Explorers agree to pay to AP an amount equal to the following
percentages   of  Annual  Exploration  Expenditure  (as   hereinafter
defined) ("AEE");

1.1 2.5% of such amount of AEE which is less than or equal to $500,000.00 per annum; and

1.2 1.5% of such amount of AEE which exceeds $500,000.00 per annum.

"Annual    Exploration Expenditure" means:

all expenses incurred in any one year in respect of exploration carried out on the Licence Area as are required to be reported to the Minister pursuant to Subsections 18(d) and (e) of the Petroleum Act, save and excluding such expenses as may reasonably be defined as administrative or managerial in nature; legal, accounting and/or consultants fees; off-site traveling costs together with any other expenses which may reasonably be characterised as off-site expenses whether or not such costs may be, or may be required to be, included in any report of exploration expenditure provided to the Minister.

2. Notwithstanding the above provision, the Explorers will make a guaranteed minimum payment of $20,000.00 in respect of a calendar year in which on-site Petroleum Operations are carried out pursuant to the PEL.

3. Subject to the terms and conditions set out in the Agreement, the Explorers shall:

3.1 within ninety days of receipt of notification from the Minister that the PEL is to be granted, and thereafter annually for the duration of each term of the PEL, make payment to AP of the amount set out in paragraph 2 herein;




942031\AA0017.ASD

43 -

3.2 within ninety days of the end of each calendar year make payment to AP of the amount or amounts set out in paragraph 1 herein less an amount in respect of any minimum payment pursuant to paragraph 2 herein already made.
If the report pursuant to Sections 18(d) and 18(e) has not been forwarded to the Minister for Mines & Energy within ninety (90) days of the end of each calendar year, the Explorers are to make their best estimate of AEE and make any payment due on the basis of that estimate, adjustments shall be made within one month after the final report to the Minister is submitted.

4. For the purposes of this Schedule each calendar year shall be deemed to commence as at the date of grant of the PEL and subsequently on the anniversary of the date of such grant.








942031\AA0017.ASD
44 -



Schedule 6

Payments to AP pursuant to Clause 6.1.5 of the Agreement in respect of
Petroleum Operations under the PPL

1.  Application of Schedule 5

Save as otherwise provided in the Agreement and in particular as provided in Schedule 6 hereto, this Schedule shall apply to payments to AP in the event that AP elects not to exercise or is deemed not to have exercised its rights pursuant to Clause 27.1 of the Agreement.

2.   Compensation Payments

Subject to paragraph 4 the Explorers shall pay to AP in respect of the production of all Petroleum, the following amounts by way of compensation:

2.1 in respect of production up to and including 8,000,000 barrels of oil (or barrels of oil equivalent), 1% of the value at the well head of Petroleum produced and sold;

2.2 in respect of production from 8,000,001 to 14,000,000 barrels of oil (or barrels of oil equivalent), 1.5% of the value at the well head of Petroleum produced and sold;

2.3 in respect of production from 14,000,001 to 20,000,000 barrels of oil (or barrels of oil equivalent), 2% of the value at the well head of Petroleum produced and sold;

2.4 in respect of production from 20,000,001 to 30,000,000 barrels of oil (or barrels of oil equivalent), 2.5% of the value at the well head of Petroleum produced and sold;
942031\AA0017.ASD
45 -

2.5 in respect of production in excess of 30,000,001 barrels of oil (or barrels of oil equivalent), 3% of the value at the well head of Petroleum produced and sold.

3.  Calculation of Payments

The payments referred to in paragraph 2 herein are to be calculated as follows:

3.1 Value at the well head of Petroleum produced and sold is to be calculated in the same way that "value at the well head of Petroleum" is calculated pursuant to section 35,(6) of the Petroleum Act where the sale price is bona fide and to an arms length purchaser PROVIDED that the "Guidelines for Payment of Royalty and Provision of Information" issued by the Department of Mines and Energy of South Australia, a copy of which is annexed to this Schedule 5, shall be applied mutatis mutandis as if the reference to the royalty rate of 10% therein in were a reference to the relevant percentage rate of compensation referred to in paragraph 2 herein;

3.2 subject only to paragraphs 3.3 and 3.4 herein, the minimum sale price of oil shall be deemed to be $24.00 per barrel (the "floor price");

3.3 in the event of an increase in the sale price of oil per barrel of $2.00 or more above the floor price, which increase remains constant for a minimum period of 30 consecutive days, then for each such increase of $2.00 the percentage production payments set out in paragraph 2 herein shall increase correspondingly by an amount of 0.125%;

3.4 subject to paragraph 3.2 herein, where the sale price of oil per barrel decreases by $2.00 or more, which decrease remains constant for a minimum period of thirty consecutive days then, for each such decrease of $2.00 the percentage production payments set out in paragraph 2 herein shall decrease correspondingly by an amount of 0.125%;
942031\AA0017.ASD
46 -

3.5 a ceiling sale price of $45.00 per barrel of oil shall apply to the percentage increases referred to in paragraph 3.3 herein and no percentage increase shall apply to sale price increases in excess of $45.00 per barrel.

4.   Conversion rates from Oil to other Petroleum products

For the purposes of the determination of the barrels of oil equivalent as referred to in paragraph 2 herein, the following conversion table shall apply:

             Petroleum Product     Volume         Equivalent to
             Crude Oil             1 barrel       1 B.O.E.
             Sales gas             1 Petajoule    171.937 B.O.E.* 103
             Condensate/Naphtha    1 Barrel       0.935 B.O.E.
             LPG                   1 tonne        8.458 B.O.E.

5.   Identification of Field Size

5.1 The Explorers shall within a reasonable time period and in any event within 5 years from the date of grant of the PPL, prepare a reserves assessment report of the producible field, subject of the PPL and shall provide to AP a copy of the report.

5.2 AP shall, within a period of six months from the date of receipt of the report referred to in paragraph 5.1 herein, be entitled to dispute the finding made therein.



942031\AA0017.ASD
47 -



5.3 In the event that AP disputes the assessment in accordance with paragraph

5.2 herein, it shall provide to the Explorers a notice of dispute in writing setting out detailed reasons for such dispute within the said six month period.

5.4 Where AP does not notify the Explorers in accordance with paragraph 5.3 herein, AP shall be deemed to have accepted the Explorers report and the Explorers shall be entitled to base their calculations in respect of adjustment of compensation payments set out in paragraph 6 herein on that assessment.

5.5 Where AP notifies the Explorers pursuant to paragraph 5.2 herein and an agreement as to the volume of reserves assessed in respect of the relevant producible field cannot be reached, the matter shall be resolved by reference to an independent expert appointed by the parties who shall determine the extent of reserves and whose opinion shall be final and binding on the parties. Costs in respect of the appointment of the independent expert shall become equally as between the parties.

6.   Adjustment of Compensation Payments - Field Decline

6.1 If in the Operates opinion the relevant field has gone or is to go into decline, the Operator shall give AP notice to that effect, and:

6.1.1 the parties shall meet and negotiate and use their best endeavors to agree upon the date on and as from which the relevant field has gone or is to go into decline (the "Relevant Date").

6.1.2 the Relevant Date shall be determined on the basis of the field reserves assessment report referred to in paragraph 5.1 herein which shall set out the estimated remaining reserves as a percentage of the total estimated field and shall further set out the

942031'AA0017.ASD

48

point at which the field shall be deemed to have gone or is to go into decline as a percentage of the total estimated field (the "Relevant Percentage") PROVIDED HOWEVER that the Relevant Percentage shall be no less than 50% and no more than 70% of the total estimated field;

6.1.3 if within 60 days from the giving of the notice referred to in paragraph 6.1 herein, the parties are unable to agree, the Chief Executive Officer of Mines & Energy South Australia shall nominate and appoint an independent qualified reservoir engineer who shall carry out a study to determine the Relevant Date on and as from which the relevant field has gone or is to go into decline and who in so doing shall act as an expert and whose opinion and study shall be final and binding on the parties.

6.2 On and as from the Relevant Date, compensation payments to AP as set out in paragraph 2 herein shall be reduced by an amount of 0.5% of the value at the well head of petroleum produced and sold for each additional 10% of the total estimated field produced in excess of the Relevant Percentage, PROVIDED HOWEVER that the minimum percentage of compensation payable to AP pursuant to this paragraph shall be 1.5% of the value at the well head of petroleum produced and sold.

7.  Time for Payment

Payments due to AP as calculated in accordance with paragraphs 2 and 3 herein shall be made by the Explorers and/or the Operator within 30 days after the last day of each calendar month in which the Petroleum in respect of which such compensation applies was sold, or within 30 days after the last day of the calendar month in which payment is actually received by the party selling the Petroleum or Other Product, whichever is the earlier date.


942031\AA0017.ASD
49 -



8.  Adjustment of Compensation payments

8.1 The Explorers shall at the Explorers' expense provide to AP, within 90 days after the end of each Licence Year commencing with the Licence Year in which production of Petroleum first occurs from the Licence Area, a report setting out the amount of Petroleum produced and sold during the preceding Licence Year, calculations of the proceeds attributable to AP in accordance with this Schedule 5 for such year, and providing such other information as AP shall reasonably request.

8.2 If any such report indicates that payments actually made to AP were less than the amount reflected as being payable, the amount of the difference plus interest at 2 percentage points above the then prevailing interest rate as charged by the ANZ bank for loans less than $100,000.00 shall be promptly adjusted by an appropriate balancing payment to AP.

8.3 If any such report indicates that payments actually made to AP were greater than the amount reflected as being payable, the amount of the difference shall be promptly adjusted by an appropriate deduction from the first month or months, as appropriate, payment to AP of its due entitlements pursuant to this Schedule 5.

9.   Auditing

9.1 The Explorers shall cause to be kept and maintained complete books and records in respect of AP's entitlements pursuant to this
Schedule 5 and shall retain such books and records for at least five years.

9.2 AP, upon at least thirty days advance written notice to the Explorers and/or any interested third party or third parties (the "Third Party"), shall have the right, at its sole expense to audit the books and related records for any


942031\AA0017.ASD

50 -

Licence Year or proportion thereof within the 12 month period following the end of the Licence Year to which they relate.

9.3 All bills and statements rendered to AP by the Explorers and/or the Third Party during any Licence Year shall conclusively be presumed to be true and correct after 12 months following the end of any such Licence Year unless within the said 12 month period AP takes written exception thereto and make claim for adjustment.

9.4 the conducting of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided above.

9.5 If any such audit demonstrates that amounts owing to AP have been underpaid by more than 10% then, provided AP protests within six months from the close of the calendar year being audited, in addition to promptly making a balancing payment with interest to AP, the Explorers and/or the Third Party, shall in accordance with their respective participation interests reimburse AP for the expense of the audit.








942031\AA0017.ASD
PPL

GUI]DELINES FOR PAYMIENT OF ROYALTY
AND PROVISION OF INFORMATION

(1)   Payment of Royalty

The Licensees shall pay royalty in respect of all petroleum recovered from
Petroleum  Production  Licence  other  than  petroleum  described  in
Section 35(2) of the Petroleum Act, 1940 (The Act').


(2)  Calculation of Royalty

The Licensees shall pay royalty at a rate of ten (10) percentum of the value at the wellhead of the petroleum, which shall be an amount calculated by taking the amount the petroleum might reasonably be expected to obtain upon sale to a bonafide purchaser ("bona @ sales value") (as defined in clause (3)(a)(i) and subtracting therefrom all expenses actually incurred or to be incurred by the licensees in treating, processing or refining the petroleum prior to delivery or in conveying the petroleum to the point of delivery to the purchaser, which expenses shall be the following sums:

(a) a sum calculated by writing off on a straight line basis together with interest on the written down value at the rate provided in clause (3Xc), over a period of ten (10) years commencing from the month the expense was incurred (or such lesser period as may be determined as being the life of the field) the actual capital expenditure incurred by the licensees or some one or more of them in respect of all plant used for the purposes of treating, processing or refining of the petroleum prior to delivery (but not upstream of the wellhead) or in conveying the petroleum to the point of delivery to the purchaser provided however that if any item of such plant is sold prior to being fully depreciated, the amount obtained upon such sale shall be deducted from the written down value of such item for the purposes of calculating the deduction, but not so as to reduce the written down value below zero;

(b) a sum being expenditure actually incurred by the Operator in respect of persons not employed on site in Petroleum Production Licence but whose employment functions directly relate to treating, processing or refining of the petroleum prior to delivery (but not upstream of the wellhead) or in conveying the petroleum to the point of delivery to the purchaser,

(c) a sum being expenditure (other than expenditure upstream of the wellhead) actually incurred by the Licences or some one or more of them in respect of operating costs related to treating, processing or refining of the petroleum prior to delivery or in conveying the petroleum to the point of delivery to the purchaser, including but not limited to the amount of any licence fees payable in respect of any pipeline licence, provided however that:

     (i) the amount of such deduction will be reduced by the amount obtained upon the sale of any item of plant which has not been depreciated or which has been fully depreciated, but not so as to reduce the deduction below zero,

2

      (ii) if any such expenditure is incurred pursuant to any agreement which is not bona @ or arms length, such expenditure (or part thereof) shall not be deducted and

(iii) any expenditure allowed as a deduction under clause 2(c) shall not include any expenditure provided for in clause (2Xa) or
(2Xb)
or (2Xd),

(d) a sum being expenditure (other than expenditure upstream of the wellhead) actually incurred by the Licences or some one or more of them pursuant to a bona fide arms length agreement to lease any plant used for the purposes of treating, processing or refining of the petroleum prior to delivery or in conveying the petroleum to the point of delivery to the purchaser provided however that any such expenditure in any one calendar year which is in excess of.--

(A)      in the calendar year 199 - the sum of $        thousand; or

(B) in all subsequent calendar years, the sum of $ thousand increased by the same percentage as the percentage increase in the Consumer Price Index (AU Groups) for the City of Adelaide
('CPI") from the CPI in the calendar year 199 to the CPI in the relevant year shall not be deductible,

(e) a sum being the actual expenditure (other than expenditure upstream of the wellhead) incurred by the Lice or some one or more of them in rehabilitating the ground surface and site of plant and the actual expenditure incurred in dismantling removing or abandoning of such plant less any salvage obtained thereon where such plant is used for the purposes of treating processing or refining of the petroleum prior to delivery or in conveying the petroleum to the point of delivery to the purchaser and the actual expenditure incurred in rehabilitating the ground surface and site of a well of the type de in clause (3)(b) and the actual expenditure incurred in abandoning such well but not including any costs incurred as a result of the loss of control of any well

(3) Further provisions regarding calculation of Royalty

(a) For the purposes of clause (2):-

(i) in each month the bona fide sales value of the petroleum means the value of the actual sales in respect of the petroleum described in clause (1) in that month provided however that if any petroleum is not supplied to a bona fide sales value arms length purchaser, not sold for full market value, or returned to the POOL destroy4 dissipated or used by the licensees not in accordance with
Section 3b(2) of the Act, the gross sales value of such petroleum shall be the amount which would have been received in respect of such petroleum from a bona fide arms length purchaser for full market value;





F02761

3

(ii) the term 'plant" includes but is not limited to:

(A) any machinery, equipment, vehicle, Implement tool, article, vessel, pit, building, structure, improvement or other such property used in, or in connection with, treating processing or refining of the petroleum prior to the delivery or in conveying the petroleum to the point of delivery to the purchaser; or

(B)    any pipeline;
and

(iii) "wellhead" means the casing head and includes any casing hanger or spool, or tubing hanger, and any flow control equipment up to and including the wing valves.

(b) Non Producing Wells

The capital expenditure referred to in clause (2Xa) may include the actual capital expenditure incurred by the Licensees or some one or more of them in respect of wells used solely for the purpose of assisting or enhancing the recovery of the petroleum from other wells or for the purposes of storing the petroleum or for the recovery or disposal of water used in connection with treating processing or refining of the petroleum prior to delivery or for any similar purpose other than the production of the petroleum and may also include the actual capital expenditure incurred by the Licensees or some one or more of them in converting a well used for the production of the petroleum to a well used for such other purposes.

(c) Interest Rate

For the purpose of clause (2Xa) the interest rate shall be one half of the long term Australian Government Bond Rate for bonds of a 10 year term as published at the end of the month in which the capital expenditure was made. If no such rate is in existence or published at the end of such period then the interest rate for the purposes of clause (2Xa) shall be one half of the average of the long term
Australian Government Bond Rate for bonds of a 10 year term prevailing during the period of 5 years preceding the date on which such rate ceased to exist or be published.

(d) Apportionment of Expenses

Where an item of plant is used partly for the purposes of treating, processing or refining of petroleum prior to delivery or in conveying petroleum to the point of delivery to the purchaser, and partly for some other purpose, the amount of the deduction (whether for capital or operating expenditure) which shall be allowed shall not include the proportion of the actual capital or operating expenditure applicable to that other purpose.





F02'751

4

(e) Sale of Plant

Notwithstanding the provisions of clause (2), if an item of plant is sold by a Licensee ("the second Licensee") to another Licensee, or to a company that becomes a successor or assign of the @t Licensee ("the second Licensee"), the second Licensee may only depreciate the plant to the extent to which the first Licensee was, immediately before the time of sale, entitled to depreciate the plant.

(f) Take or Pay

For the purposes of this clause and of calculating the gross sales value of the petroleum, where the Licensees or any one or more of them enter into an agreement commonly known as a take or pay agreement, any payment received by the Licensees or any one or more of them in respect of petroleum which has been paid for but not been taken shall be treated as part of the gross sales value of the petroleum at the time of receipt of payment by such Licensee or licensees and not at any other time.

(g) Tolling

(i) If the Licensees or any one or more of them receive any revenue from the use of any plant downstream of the wellhead used for treating processing or refining petroleum sourced from anywhere within the area from time to time comprised in Petroleum

Exploration Licences or any Petroleum Production Licence

issued from an area which was comprised in Petroleum Exploration Licences immediately prior to the time such Petroleum Production Licence was issued, or in conveying such petroleum to the point of delivery to the purchaser such revenue shall be deemed to be part of the bona fide sales value of the petroleum to the intent that royalty shall be payable thereon.

(ii) Any sums, being sums deemed under clause (3XgXi) to be part of the bona @ value of the petroleum, paid by the Licensee or any one or more of them in respect of the use of such plant for treating processing or refining such petroleum or in conveying such petroleum to the point of delivery to the purchaser shall be deemed to be an expense under clause (2Xc).

(iii) If any such plant is used for treating processing or refining of petroleum sourced from outside of the areas referred to in clause (3XgXi) or in conveying such petroleum to the point of delivery to the purchaser any amounts which may be claimed as deductions under this clause (whether such deductions be by way of operating expenditure or capital expenditure) in respect of such plant shall be reduced by the proportion which would be obtained by the method of apportioning costs used by the Licensees to ascertain the tolling fee, but any revenue received by the Licensees or any one or more of them for the use of such plant for the treating processing or refining of such petroleum prior to delivery or in conveying the petroleum to the point of delivery to the purchaser shall not be deemed to be part of the gross sales value of the petroleum




F'02761

5

(4) Royalty Returns

(a) Not later than thirty (30) days after the conclusion of each calendar month the party appointed from time to time as Operator will calculate and notify to the after the royalty, calculated by taking the bona fide sales value of the petroleum sold in that month, and deducting therefrom the most recent estimated monthly expenditure provided under clause (4Xc), payable by each Licensee. The Operator shall with each such notification provide the Minister with a statement, in a form approved by the Minister, advising of the quantity of the petroleum sold and the amount realized upon such sale during the last preceding month, together with such other information as the Minister may require.

(b) The Licensees shall not later than thirty (30) days after the conclusion of each calendar month pay to the Minister the amount of royalty specified in the notice referred to in clause (4Xa) as payable.

(c) On or before each 15th April (in respect of the next succeeding twelve (12) month period commencing 1st July), the Operator shall bona fide estimate the bona fide sales value of the petroleum, the allowable deductions and hence calculate the estimated royalty payable for the next succeeding twelve (12) month period and shall provide the after with such estimates, together with the apportionment thereof on a monthly basis.

(d) Not later than thirty (30) days after the completion of each twelve month period concluding on each 30th June the Operator shall reconcile the estimated expenditure with the actual expenditure and reconcile all calculations of royalties and shall provide the Minister within the said period of 30 days with copies of such reconciliations, together with a notice advising the Minister of any additional royalty calculated in accordance with the reconciliations
as  payable  by  each  Licensee.          If any such  reconciliation
shows that the total of the amounts of royalty paid during the last preceding 12 months was in excess of the amount of royalty which should have been paid for that period, the difference may be set off against royalty payable in the next succeeding months provided however that any expenditure allowed as a deduction under clause
(2Xb) to clause (2Xe) inclusive shall not be carried forward for a period of greater than 12 months from the month of expenditure. 'Me Operator shall provide such reconciliation in respect of the period concluding 30th June 199 on or before 30th July 199 .

(e) Each Licensee shall not later than thirty (30) days after the completion of each twelve month period concluding on each 30th June pay to the Minister the additional royalty calculated in accordance with the reconciliation referred to in. clause 4(d) as payable by the Licensee.

(f) The Licensees shall at their co6t cause the royalty calculation reconciliations submitted by the Operator to be audited by the auditor appointed by the Operator to audit its own accounts (provided that such auditor must be a duly registered auditor in Australia) and the Operator shall forward a copy of the auditor's report in respect of a particular reconciliation within 3 months of the receipt of such reconciliation by the Minister, such report to be accompanied by a certificate by the auditor that the reconciliation is in accordance with these guidelines.


F'02751
6

(g) The Minister shall annually determine the value at the wellhead of the petroleum produced by the Licensees and may require the Licensees to pay within 30 days of the date of notice of such determination the additional royalty determined by the Minister as payable.








F02751

51 -



Schedule 6


Principles  for  Agreement  on the grant of  a  Petroleum  Production
Licence

1.  Definitions

Unless otherwise defined in this Schedule, the Definitions of Clause 1 of the Principal Agreement apply to this schedule.
1.1 "Principal Agreement" means the Agreement signed by AP and the Explorers on ____ day of 1996;

1.2 "Petroleum Operations" means I the operations for the exploration and recovery of Petroleum, by the Explorers on the Licence Area and any production therefrom;

1.3 "Petroleum Operations Area" means the area of land required for the purpose of the Petroleum Operations, including any access roads and airstrips on AP Lands;

1.4 "Joint Venture Agreement" means any agreement entered into by the Explorers and a third party or third parties and/or AP in respect of joint exploration and/or production within the Licence Area (the "JVA");

1.5   "Joint  Venture  Participants"    means all parties  (excluding
  AP) to the JVA (the "JV Participants").




942031\AA0017.ASD

52



2.   Principles of Agreement

2.1 Subject to the Act and the terms and conditions of the Principal Agreement the parties wish to record certain principles of agreement setting out terms and conditions as to payments and other terms and conditions for the purposes of Clause 26 of the Principal Agreement.

2.2 It is acknowledged that at the date these principles have been agreed the location, quantity of reserves and characteristics of any Petroleum deposits which may be discovered are entirely unknown and that, between the date hereof and the dates of an application for and the grant of a PPL, economic conditions (including government levies and taxes) affecting the development of Petroleum wells and the sale of Petroleum products may alter considerably.

2.3 The parties have agreed that any agreement entered into by the parties pursuant to Clause 26 of the Principal Agreement shall contain terms and conditions incorporating the principles set out in this Schedule and where the matter is not specifically dealt with in this Schedule, as agreed.

3.   option to Take up Participatory Interest

The election right afforded to AP in Clause 27 of the Principal Agreement shall be exercised as follows:

3.1 The Explorers shall by notice in writing advise AP 30 days prior to lodging an application for grant of a PPL within the Licence Area with the Minister, of their intention to lodge such application ("the Date of Notification").

3.2. The notification referred to in paragraph 3.1 herein shall include such technical and financial information as necessary to enable AP to make an informed decision whether or not to take up its participatory interest pursuant


942031\AA0017.ASD
53 -

to Clause 27 of the Principal Agreement and in particular such information shall include details of past exploration expenditure, a copy of the PPL application, and an assessment of anticipated future expenditure in relation to the PEL and PPL.

3.3 AP may, within 30 days of the date the Date of Notification, by notice given in writing to the Explorers and/or the JV Participants (as the case may be), make a once only election to take up a participatory interest of up to 10% but in any event no less than 1 % in the JVA and failure to so notify the Explorers and/or the JV Participants within the said time period shall be deemed to be a forfeiture on the part of AP of its election rights pursuant to Clause 27.1 of the Principal Agreement.

In the event that at the time of the election there is no JVA applicable in respect of the Licence Area, the Explorers and the AP agree to enter into an agreement with each other for the conduct of Petroleum Operations within the Licence Area and such agreement shall be deemed a JVA as that term is defined in this Schedule 6.

3.4 AP's election to take up its participatory interest shall be conditional upon AP entering into an undertaking to bear 100% of the costs and obligation of its participatory interest and AP shall within 30 days of the Date of Notification, pay to the Explorers and or the JV Participants an amount in respect of past exploration expenditure proportional to AP's elected participatory interest and failure to make such payment within the said time period shall be deemed to be a forfeiture on the part of AP of lst election rights pursuant to Clause 27 of the Principal Agreement, notwithstanding any notice which may have been given pursuant to paragraph 3.4 herein.

For the purposes of this paragraph 3.4 "past exploration expenditure"
shall  include  all  costs  charges  and  expenses  related  to   the
operation,


942031\AA0017.ASD
54 -

administration and management of the PEL up to the date of election by AP as provided for in Clause 27 of the Principal Agreement.

3.5 Subject to paragraphs 3.3 and 3.4 herein, AP shall be entitled to take up its participatory interest in any existing or subsequent JVA in respect of the Licence Area and the Explorers covenant that, in the event that the Explorers enter into a JVA with a third party or third parties prior to the Date of Notification, the terms of such agreement will be such as to protect the possible future participatory interest of AP and will provide an appropriate mechanism whereby AP is guaranteed the opportunity to elect to take up an interest in such JVA of up to 10%;

3.6  3.6.1 Where a JVA applies in respect of the whole of the Licence
Area,
AP's election right relates only to the first PPL applied for within the Licence Area and once exercised or forfeited cannot subsequently be exercised in respect of additional PPLs applied for or granted within the Licence Area.

3.6.2 However, should the Licence Areas be divided into sub-blocks or sub-areas then AP shall have an election right in respect of the first PPL applied for within each relevant sub-area or sub-block. Once exercised or forfeited in respect of any particular sub-block or sub-area the election right cannot subsequently be exercised in respect of additional PPLs applied for or granted within that particular sub-area or sub-block but may be exercised in respect of the first PPL applied for within any other sub-area or sub-block in respect of which the election right has not been exercised or forfeited.

3.7 Subject to the anticipated production from the PPL being sustainable at the rate of 2500 barrels of oil (or oil equivalent) per day which decision shall be made by the Explorers and where AP elects to take up its participatory interest, the Explorers and/or the JV Participants shall cause to be made to

942031\AA0017.ASD

55 -

AP, upon commencement of actual production following the grant of a PPL an annual advance payment of the following sums to be deducted from compensation payments payable to AP in any one production year:

3.7.1 where annual production is less than or equal to 10,000,000 barrels of oil (or barrels of oil equivalent), the sum of $100,000.00;

3.7.2 where annual production is greater than 1 0,000,000 but less than or equal to 20,000,000 barrels of oil (or barrels of oil equivalent), the sum of $150,000.00;

3.7.3 where annual production is greater than 20,000,000 barrels of oil (or barrels of oil equivalent), the sum of $200,000.00.

3.8 AP agrees to comply with all of its obligations under the JVA and in particular agrees:

3.8.1    to satisfy any shortfall between annual advance payments and
obligations   in   respect   of  its  participatory   interest   (the
"shortfall") from predicted production compensation payments; and

3.8.2 where compensation payments are insufficient to meet the shortfall, from any dividend payable to AP in respect of its participatory interest in any one Licence Year.

4.    Application  of  Schedules  4 and  5  to  these  Principles  of
Agreement

Whether or not AP elects to take up its participatory interest (or fails to exercise its right to do so), compensation payments to AP shall  be  made in accordance with the terms of payment  set  out  in
Schedule 4 of the Principal Agreement, and where AP elects to take up its participatory interest, the payments referred to in Schedules 4 and 5 of the Principal Agreement shall be in addition to any dividend to which AP may be entitled in respect of its participatory interest in the JVA.
942031\AA0017.ASD
- 57

9.   Arbitration

In the event that the parties cannot agree on the terms and conditions of a renewal of the JVA then either the Explorers or AP may serve notice upon the other requiring that they or it submit to arbitration to determine the terms and conditions for a renewal of the JVA and the arbitrator's decision will be binding on the parties.

10.  Additional Terms and Conditions

In addition to the foregoing, the JVA shall contain such terms and conditions as may reasonably relate to the Production Operations and to the use and occupation of AP Lands, including terms and conditions dealing with matters specifically dealt with in the Principal Agreement which may be applied mutatis mutandis or otherwise amended to fit the circumstances of the JVA.








942031\AA0017.ASD